Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

July 2010 Performance Update

The Frontier Fund Supplement Dated July 31 2010 to Prospectus Dated April 30, 2010

The Frontier Fund Class 2 New

T H E    F R O N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

July performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 New	July 31, 2010	July 31, 2010	NAV / Unit
	MTD	YTD
Frontier Diversified Series-2	-1.88%	-0.31%	$97.47
Frontier Dynamic Series-2	-1.46%	-2.38%	$90.06
Frontier Long/Short Commodity Series-2a	0.57%	-3.99%	$98.40
Frontier Masters Series-2	-1.56%	-1.55%	$93.90

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of July 31, 2010. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(1,022,417.52)
Unrealized trading gain/(loss)			183,085.00
Less: commissions			(39,857.68)
Less: FCM fees			(97,314.33)
Foreign currency gain/(loss)			11,505.77
Interest income			86,322.65

Total Income			(878,676.11)

EXPENSES

Management fees			44,735.95
Incentive fees			34,306.05
Broker service fees			10,632.80

Total Expenses			89,674.80

Net Income (Loss)			$(968,350.91)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	512,502.46087	$50,914,230.87	99.34
Current month additions	29,660.59955	2,900,854.89
Current month redemptions	(401.29392)	(39,349.72)
Net Income (loss) for current month		(968,350.91)

Net Asset Value, end of current month	541,761.76650	$52,807,385.13	97.47

	Monthly rate of return		-1.88%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Diversified Series 2

THE FRONTIER FUND DYNAMIC SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			(380,939.01)
Net change in inter-series payables			399,200.42
Less: commissions			—
Less: FCM fees			(53,562.58)
Foreign currency gain/(loss)			—
Interest income			35,557.42

Total Income			256.25

EXPENSES

Management fees			—
Incentive fees			—
Broker service fees			5,677.01

Total Expenses			5,677.01

Net Income (Loss)			$(5,420.76)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	4,179.01411	$381,912.57	91.39
Current month additions	—	—
Current month redemptions	(138.99574)	(12,657.73)
Net Income (loss) for current month		(5,420.76)

Net Asset Value, end of current month	4,040.01837	$363,834.08	90.06

	Monthly rate of return		-1.46%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of the Frontier Fund - Dynamic Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(22,053.72)
Unrealized trading gain/(loss)			44,976.46
Less: commissions			(3,671.95)
Less: FCM fees			(3,275.22)
Foreign currency gain/(loss)			115.83
Interest income			2,571.29

Total Income			18,662.69

EXPENSES

Management fees			4,532.29
Incentive fees			2,556.31
Broker service fee			350.49

Total Expenses			7,439.09

Net Income (Loss)			$11,223.60

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	16,215.50492	$1,586,463.71	97.84
Current month additions	2,496.01454	243,464.73
Current month redemptions	—	—
Net Income (loss) for current month		11,223.60

Net Asset Value, end of current month	18,711.51946	$1,841,152.04	98.40

	Monthly rate of return		0.57%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 2a

THE FRONTIER FUND MASTERS SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(154,149.30)
Unrealized trading gain/(loss)			(401,223.24)
Net change in inter-series payables			283,543.58
Less: commissions			(9,708.88)
Less: FCM fees			(77,530.93)
Foreign currency gain/(loss)			8,607.88
Interest income			57,811.13

Total Income			(292,649.76)

EXPENSES

Management fees			46,618.93
Incentive fees			—
Broker Service Fees			8,220.43

Total Expenses			54,839.36

Net Income (Loss)			$(347,489.12)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	230,919.99985	$22,026,503.74	95.39
Current month additions	5,058.88118	478,700.00
Current month redemptions	(1,591.11103)	(149,004.58)
Net Income (loss) for current month		(347,489.12)

Net Asset Value, end of current month	234,387.77000	$22,008,710.04	93.90

	Monthly rate of return		-1.56%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of the Frontier Fund - Masters Series 2